EXHIBIT 2

AGREEMENT AND PLAN OF MERGER

by and between:

Liberty Bank, F.S.B.,
a Federal Stock Savings Bank

and

StateFed Financial Corporation,
a Delaware corporation

______________________

Dated as of November 18, 2003
______________________

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ARTICLE VII	CONDITIONS TO CONSUMMATION OF THE MERGER	42
Section 7.1	Conditions to Each Party's Obligation to Effect the Merger	42
Section 7.2	Conditions to the Obligations of the Buyer and Transitory Subsidiary to Effect the Merger	42
Section 7.3	Conditions to the Obligations of the Company to Effect the Merger	44

ARTICLE VIII	TERMINATION; AMENDMENT; WAIVER	42
Section 8.1	Termination	45
Section 8.2	Effect of Termination; Breakup Fee	47
Section 8.3	Amendment	48
Section 8.4	Extension; Waiver	48

ARTICLE IX	MISCELLANEOUS	49
Section 9.1	Expenses	49
Section 9.2	Brokers and Finders	49
Section 9.3	Entire Agreement; Assignment	49
Section 9.4	Further Assurances	49
Section 9.5	Enforcement of the Agreement	50
Section 9.6	Severability	50
Section 9.7	Notices	50
Section 9.8	Governing Law	51
Section 9.9	Descriptive Headings	51
Section 9.10	Parties in Interest	51
Section 9.11	Counterparts	51
Section 9.12	Incorporation by References	51
Section 9.13	Certain Definitions	51
Section 9.14	Nonsurvival of Representations, Warranties and Agreements	53
Section 9.15	Conforming Entries and Loan Loss Reserve	53

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AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of November 18, 2003, by and between Liberty Bank, F.S.B., a federal stock savings bank (the "Buyer"), and StateFed Financial Corporation, a Delaware corporation (the "Company").

            WHEREAS, the Buyer desires to affiliate with the Company and its wholly owned subsidiary, State Federal Savings and Loan Association of Des Moines, a federal stock savings bank (the "Bank"), and the Company and the Bank desire to affiliate with the Buyer in the manner provided in this Agreement;

            WHEREAS, the Buyer and the Company believe that the Merger (as defined herein) of the Company with a to-be-formed subsidiary (the "Transitory Subsidiary") of the Buyer to be incorporated under the laws of the State of Delaware to be added as a party to this Agreement after the date hereof in the manner provided by, and subject to the terms and conditions set forth in this Agreement, and all exhibits, schedules and supplements hereto, is desirable and in the best interests of their respective institutions and shareholders;

            WHEREAS, the Company's Board of Directors, at one or more meetings duly called and held, has unanimously (i) determined, among other things, that the Merger is in the best interests of the Company's shareholders, (ii) approved this Agreement and declared its advisability, and (iii) resolved, subject to its fiduciary duties, to recommend to its shareholders to vote in favor of the adoption of this Agreement at a meeting of its shareholders to be held as soon as reasonably practicable; and

            WHEREAS, the board of directors of the Buyer has approved this Agreement and, upon its formation, the Buyer shall cause the board of directors of Transitory Subsidiary to approve this Agreement, declare its advisability, and cause Transitory Subsidiary to become a party to this Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

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ARTICLE I
THE MERGER

            Section 1.1            The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "Delaware Act"), Transitory Subsidiary shall be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Transitory Subsidiary shall cease. The Buyer shall not be deemed a party to the Merger or a constituent corporation for the purposes of the Delaware Act. Immediately after the Merger, Buyer shall cause the Company to be liquidated with all of its assets being transferred to, and all of its liabilities and obligations being assumed by, the Buyer and immediately after that, the Buyer shall cause the Bank to be merged with and into the Buyer (the "Bank Merger").

            Section 1.2            Effective Time. The Merger shall become effective on the date the Certificate of Merger, in the form required by and executed in accordance with the relevant provisions of the Delaware Act, is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger) (the "Effective Time"). The parties shall use their best efforts to cause the Effective Time to occur on the same date as the closing of the transactions contemplated by Section 2.3 of this Agreement (the "Closing"). The Certificate of Merger shall provide that the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended by fully restating its Certificate of Incorporation in the form of the Certificate of Incorporation of Transitory Subsidiary as in effect immediately prior to the Effective Time.

            Section 1.3            Conversion of Shares. At the Effective Time:

            (a)            All shares of the Company's common stock, $0.01 par value per share ("Company Common Stock" or "Shares"), issued and outstanding immediately prior to the Effective Time (the "Common Shares Outstanding"), other than Dissenting Shares (as defined in Section 1.9) and Shares described in Section 1.3(b), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and represent the right to receive cash in an amount equal to Thirteen Dollars and Forty Seven Cents ($13.47) per Share, subject to adjustment pursuant to Section 2.4 (the "Merger Consideration"). The Merger Consideration shall be paid to the holders of record thereof, without interest thereon, upon surrender of the certificates representing such Shares as provided in Section 1.7.

            (b)            Each of the Shares held by the Company as treasury stock or held of record by Buyer immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto.

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            (c)            Each share of capital stock of Transitory Subsidiary issued and outstanding immediately before the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

            Section 1.4            Certain Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and restrictions of the Company and Buyer, all as provided under the Delaware Act.

            Section 1.5            Certificate of Incorporation and Bylaws. The Certificate of Incorporation and the Bylaws of Transitory Subsidiary, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

            Section 1.6            Directors and Officers. The directors and officers of Transitory Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

            Section 1.7             Closing of the Company's Transfer Books. At the Effective Time: (a) all Shares outstanding immediately prior to the Effective Time shall cease to exist as provided in Section 1.3 and all holders of certificates representing Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such Shares (a "Certificate") is presented to the Paying Agent (as defined in Section 1.8) or to the Surviving Corporation or the Buyer, such Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

            Section 1.8            Payment for Shares.

            (a)             As soon as practicable following receipt of the Required Vote (as defined in Section 3.4 below), (i) the Buyer shall select a reputable bank or trust company to act as paying agent under this Agreement (the "Paying Agent"), and (ii) the Buyer shall deposit with the Paying Agent cash amounts sufficient to enable the Paying Agent to make payments pursuant to Section 1.3 to all holders of Shares outstanding immediately prior to the Effective Time (other than Dissenting Shares).

            (b)            Within five (5) business days after the Effective Time, the Buyer shall cause the Paying Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of Shares (other than Dissenting Shares) a form of letter of transmittal in customary form and containing such provisions as are mutually agreed to by the Buyer and the Company (including a provision confirming that, subject

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to Section 1.8(d), delivery of Certificates shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of Certificates in exchange for payment therefor (a "Transmittal Letter"). The Buyer shall deliver irrevocable written instructions to the Paying Agent in form and substance reasonably satisfactory to the Company to make the payments referred to in Section 1.3 and shall otherwise ensure that, upon surrender to the Paying Agent of a Certificate, together with a properly executed Transmittal Letter, the holder of such Certificate (or, under the circumstances described in Section 1.8(e), the transferee of the Shares represented by such Certificate) shall promptly receive in exchange therefor the amount of cash to which such person is entitled pursuant to this Agreement.

            (c)            On or after the date which is one hundred eighty (180) days after the Effective Time, the Buyer shall be entitled to cause the Paying Agent to deliver to the Buyer any funds made available to the Paying Agent which have not been disbursed to holders of Certificates, and thereafter the Buyer shall be liable with respect to the cash amounts payable upon surrender of their Certificates. Neither the Buyer nor the Paying Agent shall be liable to any holder of a Certificate for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (d)            If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed (and, if required by the Buyer, either the signing of an agreement to indemnify the Buyer against any claim that may be made against it with respect to such Certificate or the posting by such person of a bond, in such reasonable amount as the Buyer may direct), the Buyer shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the cash amount payable in respect thereof pursuant to this Agreement.

            (e)            In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment may be made with respect to such Shares to a transferee of such Shares if the Certificate representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

            (f)            The Buyer shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Merger Consideration for Shares.

            Section 1.9            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such Shares in favor of the adoption of this Agreement and who shall have delivered a written demand for appraisal of such Shares within the time and in the manner provided in Section 262 of the Delaware Act and who, as of the Effective Time, shall not have withdrawn such demand or lost such right to appraisal and payment therefor under the Delaware Act (the "Dissenting Shares") shall not be converted into or be exchangeable for the right

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to receive the Merger Consideration provided in Section 1.3(a) of this Agreement. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware Act. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to Section 262 of the Delaware Act shall receive payment therefor from the Surviving Corporation in accordance with the Delaware Act; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish such holder's entitlement to appraisal rights as provided in Section 262 of the Delaware Act or (ii) if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such Shares or lost such holder's right to appraisal and payment for such holder's Shares under Section 262 of the Delaware Act, such holder shall forfeit the right of appraisal of such Shares and each such Share shall be treated as if it had been, as of the Effective Time, converted into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in Section 1.3(a). The Company shall give Buyer notice as promptly as practicable of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE II
MEETING OF COMPANY SHAREHOLDERS; CLOSING

            Section 2.1            Shareholders' Meeting. The Company covenants and agrees with the Buyer that, acting through its Board of Directors, the Company shall, in accordance with applicable law:

            (a)            As soon as reasonably practicable after the date of this Agreement and in any event within 45 days after the Proxy Statement has been cleared by the SEC, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Shareholders' Meeting") for the sole purpose of adopting this Agreement.

            (b)            Require no greater than the Required Vote (as defined in Section 3.4) in order to approve and adopt this Agreement.

            (c)            Subject to compliance with the Board's fiduciary duties and the receipt from Keefe, Bruyette & Woods, Inc. of a letter prior to the mailing of the Proxy Statement (as defined in Section 2.2 below) to the effect that the Merger Consideration to be received by the holders of Company Common Stock is fair from a financial point of view, include in the Proxy Statement the unanimous recommendation of its Board of Directors that the shareholders of the Company vote in favor of the adoption of this Agreement.

            (d)            Subject to compliance with the Board's fiduciary duties, use its best efforts to obtain the adoption of this Agreement by the Required Vote.

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            Section 2.2            Proxy Statement.

            (a)            The Company shall prepare at its expense a proxy statement and other proxy solicitation materials of the Company (the "Proxy Statement") in compliance with Section 14A of the Securities Exchange Act of 1934, as amended (the "1934 Act") and regulations thereunder, soliciting the vote of the Company's shareholders in favor of the adoption of this Agreement.

            (b)            As promptly as practicable and in any event within 30 days after the date of this Agreement, each of the Buyer and the Company shall use its best efforts to prepare and cause to be filed with the SEC the Proxy Statement. The Company will not file the Proxy Statement with the SEC, and will not amend or supplement the Proxy Statement, without consulting the Buyer and its counsel. The Company shall cause the Proxy Statement to comply with the requirements of the 1934 Act and the rules and regulations thereunder, and to respond promptly to any comments of the SEC or its staff. The Buyer shall use its best efforts to assist the Company in causing the Proxy Statement to comply with the requirements of the 1934 Act and the rules and regulations thereunder, and in responding promptly to any comments of the SEC or its staff. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable following the date the Proxy Statement is cleared by the SEC. Each of the Company and the Buyer shall promptly furnish to the other all information that may be required or reasonably requested in connection with any action contemplated by this Section 2.2. If any event occurs, or if either the Buyer or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then such party shall promptly inform the other thereof and shall cooperate in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company. Each of the Company and the Buyer hereby represent and covenant that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders or at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by either such party with respect to statements made or incorporated by reference therein based on information supplied by the other such party specifically for inclusion or incorporation by reference in the Proxy Statement.

            Section 2.3            Closing.             Subject to the terms and conditions of this Agreement, the Closing of the transactions contemplated hereby (the "Closing") will take place at the office of the Buyer at 10:00 a.m. at the office of Liberty Banshares, Inc. at 6400 Westown Parkway, West Des Moines, Iowa on a date selected by the Buyer which is not greater than the tenth business day after the later to occur of (i) receipt by Buyer of all required regulatory approvals and expiration of all waiting periods imposed by law or regulation to consummate the Merger and (ii) adoption of this Agreement by the shareholders of the Company, unless another place or time is agreed upon in

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writing by the parties (the "Closing Date" or "date of Closing"). At the Closing, the parties will deliver to each other the various certificates, instruments and documents referred to in Article VII below and elsewhere in this Agreement.

            Section 2.4            Adjustment of Merger Consideration. The Merger Consideration shall be subject to adjustment as specified in this Section 2.4:

            (a)             Calculation of Consolidated Stockholders' Equity. As promptly as practicable following the last day of the calendar month preceding the month in which the Closing is expected to occur (the "Preceding Month") and in any event within five (5) business days after the last day of the Preceding Month, the Company shall deliver to Buyer (i) a balance sheet that fairly presents the financial position of the Company as of the last day of the Preceding Month in conformity with GAAP and (ii) the Company's calculation of its Consolidated Stockholders' Equity (as defined in Section 9.13) as of the last day of the Preceding Month. Such balance sheet and accompanying calculation shall be referred to herein as the "Calculation of Stockholders' Equity."

            (b)             Merger Consideration Adjustment. In the event that the Consolidated Stockholders' Equity reflected on the Calculation of Stockholders' Equity is less than Thirteen Million Five Hundred Seventy Five Thousand Dollars ($13,575,000) the Merger Consideration shall be adjusted downward in an amount (rounded to the nearest cent) equal to (i) the difference between Thirteen Million Five Hundred Seventy Five Thousand Dollars ($13,575,000) and the Consolidated Stockholders' Equity divided by (ii) the number of Common Shares Outstanding.

            Section 2.5            Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, the Buyer may elect with the prior written consent of the Company (such consent not to be unreasonably withheld), subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (a) there are no adverse federal income tax consequences to the shareholders of the Company as a result of such modification, (b) the consideration to be paid to holders of Company Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification, and (c) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            As an inducement to Buyer to enter into this Agreement, the Company represents and warrants to Buyer that, except as expressly disclosed in the disclosure statement prepared by the Company and delivered by the Company to Buyer prior to the execution and delivery of this Agreement by the Company (the "Disclosure Statement"):

            Section 3.1            Organization and Qualification. The Company is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the

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State of Delaware and is registered with the Office of Thrift Supervision (the "OTS") as a unitary thrift holding company. The Bank is a federal stock savings bank, duly organized, validly existing and in good standing under the laws of the United States of America. State Service Corporation (the "Service Corporation") is an Iowa corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. The Bank and the Service Corporation are sometimes referred to collectively in this Agreement as the "Subsidiaries" and separately as a "Subsidiary". Each of the Company and the Subsidiaries has all requisite corporate power and authority to carry on its respective business as now being conducted and to own, lease and operate its respective properties and assets as now owned, leased or operated. The nature of the business of the Company and the Service Corporation and their respective activities, as currently conducted, do not require them to be qualified to do business in any jurisdiction other than the State of Iowa and they are so qualified. True and correct copies of the Certificate of Incorporation and Bylaws of the Company, the Articles of Incorporation and Bylaws of the Service Corporation and the Federal Stock Charter and Bylaws of the Bank, with all amendments thereto through the date of this Agreement, are attached as Schedule 3.1. (References in this Agreement to any "Schedule" are to the Schedules to the Disclosure Statement.)

            Section 3.2            Company Capitalization. The authorized capital stock of the Company consists solely of (a) 2,000,000 shares of Company Common Stock, $0.01 par value per share of which 1,293,958 shares are issued and outstanding and 487,014 shares are held as treasury shares, and (b) 500,000 shares of Preferred Stock, $0.01 par value per share, none of which are outstanding. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements, plans or commitments of any kind issued or granted by, or binding upon, the Company or its Subsidiaries to purchase or otherwise acquire any security of or equity interest in the Company or its Subsidiaries. Except for the Voting Agreements (as defined herein) or as set forth on Schedule 3.2, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities or other agreements, plans or commitments obligating the Company or its Subsidiaries to issue any shares of the Company or its Subsidiaries, or to the knowledge of the Company, irrevocable proxies or any agreements restricting the transfer of or otherwise relating to any shares of their capital stock of any class. All of the Shares that have been issued have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights. There are no restrictions applicable to the payment of dividends on the Shares except pursuant to the Delaware Act and applicable banking laws and regulations and all dividends declared prior to the date hereof have been paid.

            Section 3.3            Subsidiaries' Capitalization; Other Securities. The authorized capital stock of the Bank consists solely of 859,625 shares of common stock, $0.01 par value per share of which 859,625 shares are issued and outstanding, all of which are owned by the Company, free and clear of all liens, claims, security interests, charges, encumbrances and rights of third parties. The authorized capital stock of the Service Corporation consists solely of one share of common stock, $0.01 par value per share of which one share is issued and outstanding and owned by the Bank, free and clear of all liens, claims, security interests, charges, encumbrances and rights of third parties. All

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of the issued and outstanding shares of the capital stock of the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are free of preemptive rights. Neither the Bank nor the Service Corporation has any treasury shares. Except for the shares of the Bank owned by the Company and the shares of the Service Corporation owned by the Bank, neither the Company nor its Subsidiaries own of record or beneficially, directly or indirectly, any equity securities or similar interests in any corporation, bank, business trust, association, partnership, joint venture, limited liability company or other entity, other than those identified as to issuer, number and class of shares as set forth on Schedule 3.3.

            Section 3.4            Authority Relative to the Agreement. The Company has all requisite corporate power and authority, and, except for the adoption of this Agreement by the Company's shareholders, no further proceedings on the part of the Company are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, which have been duly and validly authorized by its Board of Directors. The approval by the vote of the holders of a majority of the Company Common Stock entitled to vote at the Shareholders' Meeting (the "Required Vote") is the only approval by the Company's shareholders of the adoption of this Agreement required under applicable law or the Company's Certificate of Incorporation or Bylaws. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Buyer) constitutes a valid, legally binding and enforceable obligation of the Company, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder and regulatory approvals as specified herein.

            Section 3.5            No Violation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of or default under the Certificate of Incorporation or Bylaws of the Company or the Federal Stock Charter or Bylaws of the Bank. Neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, will (i) subject to the receipt of the shareholder and regulatory approvals as specified herein, violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Company or its Subsidiaries or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of the Company or its Subsidiaries pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Company or its Subsidiaries is a party or by which any of their assets or properties are subject or bound, except for such breaches, termination rights, defaults, acceleration or cancellation right, security interest, lien, charge or encumbrance that would not, individually or in the aggregate, result in a Material Adverse Effect (as defined in Section 9.13). Except as set forth

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on Schedule 3.5, there are no proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened, against the Company or its Subsidiaries at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in a material liability to Buyer or Transitory Subsidiary or which would prevent or materially delay such consummation. Except as set forth in Schedule 3.5 or as contemplated hereby, the Contracts (as defined herein) will not be terminated or impaired by reason of the execution, delivery or performance by the Company of this Agreement or consummation by the Company or the Bank of the transactions contemplated hereby, assuming the receipt of required shareholder and regulatory approvals.

            Section 3.6            Consents and Approvals. The Company's Board of Directors, at one or more meetings duly called and held, has unanimously (i) determined, among other things, that the Merger is in the best interest of the Company's shareholders, (ii) approved this Agreement and declared its advisability, and (iii) resolved, subject to its fiduciary duties, to recommend to its shareholders to vote in favor of the adoption of this Agreement. The Company has been advised that all of its directors intend to vote all of their Shares in favor of approval and adoption of this Agreement and the Merger. Except as described in Schedule 3.6, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby or the resulting change of control of its Subsidiaries, except (a) the filing of the Certificate of Merger under the Delaware Act, (b) the approval immediately after the Effective Time by the Board of Directors of the Surviving Corporation and the Buyer, its sole shareholder, of the liquidation and dissolution of the Surviving Corporation, (c) the filing of a certificate of dissolution in connection with the liquidation of the Surviving Corporation, (d) the approval by the Board of Directors of the Bank and the Company, its sole shareholder, of the Bank Merger, (e) the filing of tax clearance certificates in connection with each of the Merger and the liquidation of the Company, and (f) such shareholder and regulatory approvals as are specified herein.

            Section 3.7            Regulatory Reports. Except as set forth on Schedule 3.7, the Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the OTS or any other regulatory authority having jurisdiction over any such persons.

            Section 3.8            Securities Issuances. All issuances of securities by the Company have been registered under the Securities Act of 1933, as amended, the Securities Act of the State of Iowa, and all other applicable laws or were exempt from any such registration requirements. The Company and its Subsidiaries have made all filings required to be made in compliance with the 1934 Act and such filings were prepared in accordance and complied in all material respects with the requirements of the 1934 Act and the rule and regulations of the Securities and Exchange Commission (the "SEC") thereunder applicable to such filings. None of the information contained in any filing by

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the Company or any Subsidiary was, as of the date of such filing (or, with respect to amended filings, the date of filing of such amendment) false or misleading with respect to any material fact, or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            Section 3.9            Financial Statements. Schedule 3.9 contains true, correct and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2003, 2002, and 2001, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years ended June 30, 2003, 2002, and 2001, in each case accompanied by the audit report thereon of the independent public accountants, plus the unaudited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2003 and 2002 and the related unaudited consolidated statements of income, shareholders' equity and changes in cash flows for the three-month periods ended September 30, 2003 and 2002. Promptly following their availability, but in no event more than 45 days after the end of each fiscal quarter, the Company will provide the Buyer with true, accurate and complete copies of the Company's unaudited financial statements as of the end of each such period. The financial statements (including the related notes, where applicable) referred to in this Section which have been provided as Schedule 3.9 fairly present, and the financial statements to be provided pursuant to this Section will fairly present the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and changes in consolidated financial position of the Company and its Subsidiaries for the periods then ended, in conformity with generally accepted accounting principles applied on a basis consistent with prior periods ("GAAP") (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and, in the case of unaudited interim financial statements, to the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the consolidated financial statements do and will accurately and fairly reflect in all material respects the transactions of the Company and its Subsidiaries. Neither the Company nor its Subsidiaries have any liabilities or obligations of a type which are required to be included in or reflected on the financial statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except (a) as and to the extent disclosed or reflected in the 2003 audited financial statements or in the notes thereto, (b) incurred in the ordinary course of business after the date of the 2003 audited financial statements or (c) expenses incurred relating to marketing of the Company and the transactions contemplated by this Agreement. The Company will provide the Buyer with the Thrift Financial Reports of the Bank for all periods ending after June 30, 2003. Other than those reflected in the footnotes to the Company's 2003 audited financial statements in accordance with GAAP, the Company and its Subsidiaries (i) have no off balance sheet liabilities other than those arising in the ordinary course of business since the date thereof which are of the type that if material would be noted in the footnotes to consolidated financial statements prepared in accordance with GAAP and (ii) have no potential liabilities associated with financial derivative products. The Company's

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financial statements contain or will contain, in the opinion of management of the Company, an adequate allowance for loan and lease losses.

            Section 3.10             Absence of Certain Changes. Except as and to the extent set forth on Schedule 3.10 or as specifically contemplated by this Agreement, since June 30, 2003 neither the Company nor any of its Subsidiaries has:

            (a)            made any amendment to its Certificate or Articles of Incorporation, Charter or Bylaws or changed the character of its business in any material manner;

            (b)            suffered any Material Adverse Effect (as defined in Section 9.13);

            (c)            except for this Agreement, entered into any agreement, commitment or transaction except in the ordinary course of business;

            (d)            except in the ordinary course of business, incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) other than in connection with the transactions contemplated by this Agreement;

            (e)            permitted or allowed any of its property or assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than statutory liens not yet delinquent) except in the ordinary course of business;

            (f)            except in the ordinary course of business, canceled any debts, waived any claims or rights, or sold, transferred, or otherwise disposed of any of its properties or assets;

            (g)            disposed of or permitted to lapse any rights to the use of any trademark, service mark, trade name or copyright, or disposed of or disclosed to any person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

            (h)            except as set forth on Schedule 3.10(h) and except for regular salary increases granted in the ordinary course of business within the Company's or its Subsidiaries' 2004 budgets and consistent with prior practices, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan, program or agreement maintained by the Company or its Subsidiaries, for the directors, employees or former employees of the Company or its Subsidiaries;

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            (i)            except as specifically contemplated by this Agreement, directly or indirectly declared, set aside or paid any dividend or made any distribution in respect to its capital stock or redeemed, purchased or otherwise acquired, or arranged for the redemption, purchase or acquisition of, any shares of its capital stock or other of its securities, except for dividends paid to the Company by its Subsidiaries and the dividend of Ten Cents ($0.10) per Share paid on October 3, 2003 to shareholders of record of the Company on September 30, 2003;

            (j)            organized or acquired any capital stock or other equity securities or acquired any equity or ownership interest in any person (except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose the Company or its Subsidiaries to any liability from the business, operations or liabilities of such person) other than Federal Home Loan Bank stock and readily marketable securities set forth on Schedule 3.3;

            (k)            issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

            (l)            made any or acquiesced with any change in any accounting methods, principles or practices except to comply with GAAP;

            (m)            experienced any change in relations with customers or clients of the Company or its Subsidiaries which could have a Material Adverse Effect on the Company or its Subsidiaries;

            (n)            except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with safe and sound banking practices;

            (o)            sold or agreed to sell any of its banking facilities other than its former headquarters located in downtown Des Moines, Iowa; or

            (p)            except for this Agreement and the transactions contemplated hereby, agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section 3.10 in the future so that any such representation would not be true in all material respects as of the Closing.

            Section 3.11             Company Indebtedness. The Company has delivered to the Buyer as set forth on Schedule 3.11, true and complete copies of all loan documents ("Company Loan Documents") related to indebtedness of the Company and its Subsidiaries for borrowed funds and capital leases, other than deposits, Federal Home Loan Bank advances and federal funds purchased ("Company Indebtedness"), and

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made available to the Buyer all material correspondence concerning the status of Company Indebtedness.

            Section 3.12             Litigation. Except as set forth on Schedule 3.12, there is no action, suit, claim, investigation, review or other proceeding pending by or against the Company or its Subsidiaries or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or any of its Subsidiaries or involving any of their respective properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity involving a monetary claim in excess of $25,000 individually or in the aggregate in excess of $100,000 or involving a claim for equitable relief (i.e., specific performance or injunctive relief) other than mechanics liens arising in the ordinary course of business in respect of the loan assets of the Company or any of its Subsidiaries or foreclosure actions initiated by the Bank ("Proceeding"). The Company will notify the Buyer immediately in writing of any Proceeding against the Company or its Subsidiaries.

            Section 3.13             Tax Matters. Except as described in Schedule 3.13, the Company and its Subsidiaries have duly filed all tax returns that they were required to file (the "Filed Returns"), prior to the date of this Agreement. All such Filed Returns were correct and complete in all material respects. The Company and its Subsidiaries have paid, or have established adequate reserves for the payment of, all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes required to be paid by the Filed Returns. Except as described in Schedule 3.13, none of the Company or its Subsidiaries currently is the beneficiary of any extension of time within which to file any tax return. With respect to the periods for which returns have not yet been filed, the Company and its Subsidiaries have established adequate reserves determined in accordance with GAAP for the payment of all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes. Except as described in Schedule 3.13, the Company and its Subsidiaries have no direct or indirect liability for the payment of federal income taxes, state and local income taxes, and franchise, property, sales, employment or other taxes in excess of amounts paid or reserves established. There are no liens for any taxes on any assets of the Company or its Subsidiaries except for liens for taxes not yet due or for taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP. Except as set forth on Schedule 3.13, the Company has not entered into any tax sharing agreement or other agreement regarding the allocation of the tax liability of the Company or the Bank or similar arrangement with its other Subsidiaries. Except as set forth on Schedule 3.13, neither the Company nor its Subsidiaries have filed any Internal Revenue Service ("IRS") Forms 1139 (Application for Tentative Refund) or anticipate receipt of any tax refund. Except as set forth on Schedule 3.13, there are no pending questions raised in writing by the IRS or other taxing authority for taxes or assessments of the Company or its Subsidiaries, nor are there any outstanding agreements or waivers extending the statutory period of limitation applicable to any tax assessment or deficiency against the Company or its Subsidiaries for any period. The Company and its Subsidiaries have withheld and paid over all taxes to the proper governmental

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authorities required to be so withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company and its Subsidiaries are neither obligated to make any payments nor are they parties to any agreement that under certain circumstances could obligate them to make any payments that will not be deductible under Section 280G of the Internal Revenue Code, as amended (the "Code"). None of the Company and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the taxes of any person (other than any of the Company and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes and related governmental charges and any interest or penalties payable in connection with the payment of taxes.

            Section 3.14             Employee Benefit Plans. With respect to all employee benefit plans and programs in which employees of the Company or its Subsidiaries participate the following are true and correct:

            (a)            Schedule 3.14(a) lists each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or its Subsidiaries or any entity which is a member of a controlled group or affiliated service group with the Company or any of its Subsidiaries under ERISA Section 4001 or Section 414 of the Code (such Subsidiaries and entities collectively, "ERISA Affiliates") or to which the Company or ERISA Affiliates contribute or are required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans") and sets forth (i) the amount of any liability of the Company or ERISA Affiliates for contributions more than thirty days past due with respect to each Welfare Benefit Plan as of the date hereof and (ii) the annual cost attributable to each of the Welfare Benefit Plans; no Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA;

            (b)            Schedule 3.14(b) lists each "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by the Company or an ERISA Affiliate or to which the Company or ERISA Affiliates contribute or are required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans");

            (c)            Schedule 3.14(c) lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, restricted stock, excess benefit plan, incentive compensation, stock bonus, cash bonus, severance pay, golden parachute, life insurance, all nonqualified deferred compensation arrangements, rabbi trust, cafeteria plans, dependent care plans, all unfunded plans and any other employee

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benefit plans or programs, agreements, arrangements or commitments not required under a previous subsection to be listed (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Company or ERISA Affiliates (referred to as ("Other Programs");

            (d)            All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) and all Other Programs comply currently, and have complied in the past, in all material respects, both as to form and operation, with the provisions of ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans, Welfare Benefit Plans and all Other Programs; all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the Internal Revenue Service (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination);

            (e)             Each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in all material respects in compliance with the requirements of the Code, ERISA and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program have been timely filed;

            (f)             Neither the Company, any Subsidiary nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has ever engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

            (g)             Neither the Company nor any ERISA Affiliate is, or has been within the past ten years, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has the Company or any ERISA Affiliate during the past ten years maintained or participated in any employee pension benefit plan (defined in Section 3(2) of ERISA) subject to the provision of Title IV of ERISA. In addition, neither the Company nor any ERISA Affiliate (i) is a party to a collective bargaining agreement, (ii) has maintained or contributed to, or has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

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            (h)             True and complete copies of each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program, related trust agreements or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, the most recent application for a determination letter from the IRS with respect to each Pension Benefit Plan and Annual Reports on Form 5500 Series filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan and Other Program for the three most recent plan years, are attached hereto as Schedule 3.14(h);

            (i)             All Welfare Benefit Plans, Pension Benefit Plans, and Other Programs related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans nor any obligations, commitments or understandings to continue any of these plans except as expressly stated therein, (whether expressed, implied, oral or written) except as required by Section 4980B of the Code and Sections 601-608 of ERISA;

            (j)             There are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or, to the knowledge of Company and its Subsidiaries threatened, with respect to any such plans;

            (k)             No action has been taken, nor has there been a failure to take any action that would subject any person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid;

            (l)            Except as otherwise set forth in Schedule 3.14(l), neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment to be made by the Company or any ERISA Affiliate (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan, or any Other Program; and

            (m)            The ESOP (as defined below) has, or will have prior to the Closing, repaid all amounts due to the Company.

            Section 3.15             Employment Matters. Except as disclosed on Schedule 3.15, neither the Company nor any Subsidiary is a party to any oral or written employment or similar contracts or agreements with any of its employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There

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are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. To the knowledge of the Company, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company or any Subsidiary, nor of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and, to the knowledge of the Company, neither the Company nor its Subsidiaries are engaged in any unfair labor practice.

            Section 3.16             Leases, Contracts and Agreements. Schedule 3.16 sets forth an accurate and complete description of all leases, subleases, licenses, contracts and agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound which the Company or any Subsidiary cannot terminate without penalty upon 60 days' notice and which obligate or may obligate the Company or any Subsidiary for an annual amount in excess of $25,000 per lease, sublease, license, contract or agreement (the "Contracts"). Schedule 3.16 includes a true and correct copy of the purchase agreement for the sale of the Company's former headquarters located in downtown Des Moines. The Company has made available to the Buyer true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by or deposits by or with the Company or its Subsidiaries. Except as set forth in Schedule 3.16, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of the Company or its Subsidiaries. To the knowledge of the Company, all of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles, and are in full force and effect. Except as described in Schedule 3.16, all rent and other payments by the Company and its Subsidiaries under the Contracts are current, there are no existing defaults by the Company or its Subsidiaries under the Contracts and no termination, condition or other event has occurred on the part of or with respect to the Company which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests.

            Section 3.17             Transactions with Insiders. Except as described in Schedule 3.17, there are no transactions in which any of the executive officers, directors or employees of the Bank or the Company or member of the "immediate family" or "related interests" (as such terms are defined in Regulation O) of any such executive officers or directors (collectively, "Insiders"), directly or indirectly, either individually or through any corporation, limited liability company, partnership, association or other entity, has borrowed from, loans to, supplied or provided goods to, purchased assets from, sold assets to, or done business in any manner with, the Company or the Bank. All

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transactions with Insiders are in compliance with applicable laws, rules and regulations. Except as described in Schedule 3.17, no Insider has any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by the Company or the Bank or in any liability, obligation or indebtedness of the Company or the Bank, except for deposits of the Bank. Neither the Company nor the Bank owns and is the beneficiary of insurance on the life of any Insider.

            Section 3.18             Compliance with Laws. Except as set forth on Schedule 3.18, neither the Company nor any of its Subsidiaries is in default in respect to or is in violation of (i) any judgment, order, writ, injunction or decree of any court, or (ii) in any material respect, any applicable statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local, including (for purposes of illustration and not limitation) capital ratios and loan limitations of the OTS or the FDIC, except for any such violation or default which is not likely to have, individually or in the aggregate, a Material Adverse Effect and the consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Company or any of its Subsidiaries assuming all required regulatory approvals are obtained. The Company and its Subsidiaries have all permits, licenses, and franchises from governmental agencies ("Permits") required to conduct their businesses as they are now being conducted, except for those Permits the absence of which are not likely to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, the Company is not aware of any reason relating to it or the Subsidiaries why all required regulatory approvals or consents shall not be obtained relating to the transactions contemplated by this Agreement.

            Section 3.19             Insurance. The Company and its Subsidiaries have in effect the insurance coverage (including fidelity bonds) described in Schedule 3.19 and have had similar insurance in force for the last 5 years. There have been no claims in excess of $25,000 in the aggregate under such bonds within the last 5 years and neither the Company nor its Subsidiaries is aware of any facts which would form the basis of a claim under such bonds. Neither the Company nor its Subsidiaries has any reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms. The Company has made available to the Buyer true and accurate copies of the policies and declaration pages evidencing such insurance coverage.

            Section 3.20             Loans.

            (a)            Except as set forth on Schedule 3.20:

                        (i)            all loans, loan agreements, loan participations, letters of credit, leases and loan commitments made or entered into by the Company or the Bank are in compliance in all material respects with applicable laws and regulations, and all guarantees of any government or governmental entity of such extensions of credit are valid and enforceable;

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                        (ii)            the Company's or the Bank's loan files contain all notes, leases and other evidences of indebtedness, lease agreements, certificates, security agreements, mortgages, deeds of trust, guarantees, UCC financing statements and similar documents evidencing collateral or other financial accommodations relating to the loans;

                        (iii)            all loan documents of the Company and the Bank are correct in amount, genuine as to signature of every party thereto, including but not limited to lessees, makers and endorsers and were given for valid consideration and are enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally or by limitations on the availability of equitable remedies;

                        (iv)             none of the obligations represented by the loan documents have been modified, altered, forgiven, discharged or otherwise disposed of except as indicated in the loan documents or as a result of bankruptcy or other debtor relief laws of general application;

                        (v)             none of the loans are subject to any offset, claims of offset or claims of other material liability on the part of the Company or the Bank;

                        (vi)             all security interests granted in favor of the lender of the loan as reflected in the loan documents have been properly perfected; and

                        (vii)             the collateral securing each loan was in existence at the time funds were advanced or an interest was taken in such collateral as reflected in the loan documents.

            (b)            Except as reflected on the books and records of the Company or the Bank, neither the Company nor the Bank has notice or knowledge of, and have not consented to, the sale, loss, destruction or other disposition of any such collateral, except where the proceeds thereof have been applied to the indebtedness to the Company or the Bank.

            Section 3.21             Fiduciary Responsibilities. The Company and its Subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

            Section 3.22             Patents, Trademarks and Copyrights. Except as set forth in Schedule 3.22, neither the Company nor its Subsidiaries require the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or any material trade secret for the business or operations of the Company or its Subsidiaries.

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The Company and its Subsidiaries own or are licensed or otherwise have the right to use the items listed in Schedule 3.22.

            Section 3.23             Environmental Compliance. To the knowledge of the Company or the Bank, there have been no acts or omissions occurring on or with respect to real estate currently or previously owned, leased or otherwise used by the Company or the Bank, including without limitation, other real estate owned, properties under foreclosure or properties held by the Bank in any fiduciary capacity (collectively, the "Bank Property") which constitute or result, or which are reasonably likely to have constituted or resulted, in the creation of any federal, state or common law nuisance (whether or not the nuisance condition is, or was, foreseen or unforeseen) or which do not, or have not, complied with federal, state or local environmental laws including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental, Response, Compensation and Liability Act, as amended, and their state and local law counterparts, all rules and regulations promulgated thereunder and all other legal requirements associated with the ownership and use of the Bank Property (collectively, "Environmental Laws") and as a result of which acts or omissions the Company or the Bank is subject to or reasonably likely to incur a material liability. To the knowledge of the Company or the Bank, neither the Company nor the Bank is subject to or reasonably likely to incur a material liability as a result of its ownership, lease, operation or use of any Bank Property (i) that is contaminated by or contains any hazardous waste, toxic substance or related materials, including without limitation, asbestos, PCBs, pesticides, herbicides, petroleum products, substances defined as "hazardous substances" or "toxic substances" in the Environmental Laws, and any other substance or waste that is hazardous to human health or the environment (collectively, "Toxic Substances"), or (ii) on which any Toxic Substance has been stored, disposed of, placed or used in the construction thereof. No claim, action, suit or proceeding is pending or threatened against the Company or the Bank relating to the Bank Property before any court or other governmental authority or arbitration tribunal relating to Toxic Substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree or award against or affecting the Company or the Bank with respect thereto, nor have Sellers, the Company or the Bank been notified of any investigation or claim relating thereto. Schedule 3.23 includes a copy of all environmental property assessments previously conducted or possessed by the Company or the Bank with respect to the Bank Property currently owned or leased by the Bank.

            Section 3.24             No Indemnity Claims. Neither the Company nor its Subsidiaries is subject to, or to the knowledge of the Company threatened with, any indemnification claim for the benefit of any present or former director, officer or employee or any other person, or the heirs, personal representatives, successors or assigns thereof.

            Section 3.25             Title to Properties; Encumbrances. Except as set forth on Schedule 3.25, in notes to the balance sheet included as part of the 2003 audited financial statements, or for such encumbrances arising by operation of law, the Company and each of its Subsidiaries has unencumbered, good, legal, and marketable title to all its owned properties and assets, real and personal, including, without limitation, all the properties and assets reflected in the balance sheet included as part of

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the 2003 audited financial statements except for those properties and assets disposed of for fair market value in the ordinary course of business since June 30, 2003. Except as set forth on Schedule 3.25, the Company has a title policy in full force and effect from a title insurance company which, to the best of Company's knowledge, is solvent, insuring good and marketable title to all real property owned by the Company and its Subsidiaries in favor of the Company or its Subsidiaries, whichever is applicable. The Company has made available to the Buyer all of the files and information in the possession of the Company or its Subsidiaries concerning such properties, including any title exceptions which might affect marketable title or value of such property. The Company and its Subsidiaries each hold good and legal title or good and valid leasehold rights to all assets that are necessary for them to conduct their respective businesses as they are currently being conducted. Except as set forth on Schedule 3.25, the Company and the Bank each own all furniture, equipment, art and other property (excluding leased real estate) which is material to the operation of their respective businesses and presently located on their respective premises.

            Section 3.26             Shareholder List. The Company has provided to the Buyer prior to the date of this Agreement a list of the record holders of Shares and the holders of any outstanding warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares as of October 31, 2003 containing the names, addresses and number of Shares or such other securities held of record, which, to the knowledge of the Company, is accurate in all respects as of such date.

            Section 3.27             Dissenting Shareholders. As of the date hereof, the Company and the Bank, and their respective directors, have no knowledge of any plan or intention on the part of any Company shareholders to make written demand for payment of the fair value of such Shares in the manner provided in Section 262 of the Delaware Act.

            Section 3.28             Takeover Laws. This Agreement and the Merger contemplated hereby are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other anti-takeover laws and regulations of any state applicable to the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has a "poison pill" or shareholder rights plan.

            Section 3.29             Employee Stock Options. Except as set forth on Schedule 3.29, there are no Company employee stock option plans or provisions in any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary. Schedule 3.29 identifies each grantee of an option to purchase Shares, the number of outstanding options held by each, their vesting status, expiration dates and exercise price.

            Section 3.30             No Administrative Action. Neither the Company nor the Bank is subject to any cease and desist order, written agreement, memorandum of understanding or any other administrative action by or with any regulatory authority, or any board resolution in lieu of the foregoing, nor is any such action threatened or pending, nor has the Company or the Bank made any commitment to any regulatory body.

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            Section 3.31            Regulatory Examinations. The Bank was last examined by the OTS as of June 30, 2002. In addition to loans classified by the Bank's regulatory examiners as "other loans specially mentioned," "substandard," "doubtful", or "loss," the Bank has no other loans which are included on its watch list, except those which have been disclosed to Buyer in a confidential letter.

            Section 3.32            Community Reinvestment Act Compliance. The Bank is rated "satisfactory" or better by OTS in its most recent Community Reinvestment Act examination.

            Section 3.33            Minute Books. The minute book and stock record book of each of the Company and its Subsidiaries is complete and correct and records all material transactions required to be recorded under any federal, state or governmental agency law or regulation.

            Section 3.34            FDIC Deposit Insurance. The deposit accounts of the Bank are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation to the maximum extent provided by law, and there has not occurred any act or default on the part of the Bank which could materially and adversely affect its status as an insured bank.

            Section 3.35            No Brokered Deposits or Derivative Securities. Except as set forth on Schedule 3.35, the Bank has no current deposits for which it has paid a fee. The Bank owns no derivative securities.

            Section 3.36            Disclosure Controls and Procedures. Since September 30, 2002, the Company and its Subsidiaries have had in place "disclosure controls and procedures" as defined in Rules 13a-15(c) and 15d-15(c) of the 1934 Act) designed and maintained to ensure that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorizations, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (vi) all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the 1934 Act with respect to such reports. None of the Company's or its Subsidiaries' records, systems, controls, data or information is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom)

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are not under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants.

            Section 3.37             Proxy Statement Information. The information relating to the Company and its Subsidiaries to be contained in the Proxy Statement will not contain any untrue statement or a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading. The Proxy Statement will comply in all material respects with provisions of the 1934 Act and the rules and regulations thereunder.

            Section 3.38            Brokers, Finders and Merger Fees. Except for Keefe, Bruyette & Woods, Inc., neither the Company nor its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Company or its Subsidiaries in connection this Agreement or the transactions contemplated hereby. Schedule 3.38 discloses a bona fide estimate of the aggregate amount of all fees and expenses expected to be paid by the Company and its Subsidiaries to all attorneys, accountants, advisors and investment bankers in connection with the Merger or this Agreement ("Merger Fees").

            Section 3.39             Representations Not Misleading. No representation or warranty by the Company in this Agreement, or in any Exhibit or Schedule furnished to the Buyer or to Transitory Subsidiary by the Company or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE BUYER

            As an inducement to the Company to enter into this Agreement, Buyer represents and warrants to the Company that, except as expressly disclosed in the disclosure statement prepared by the Buyer and delivered by the Buyer to the Company prior to the execution and delivery of this Agreement by the Buyer (the "Buyer Disclosure Statement") :

            Section 4.1            Organization and Authority.

            (a)            Buyer is a federal stock saving bank, duly organized, validly existing and in good standing under the laws of the United States. Buyer has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated.

            (b)            Buyer is duly qualified or licensed and in good standing in each jurisdiction which requires such qualification.

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            Section 4.2            Authority Relative to Agreement. The Buyer has all requisite corporate power and authority and no further corporate or shareholder proceedings on the part of the Buyer are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by the Board of Directors of Buyer. This Agreement has been duly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Company) constitutes a valid, legally binding and enforceable obligation of the Buyer, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder and regulatory approvals as specified herein.

            Section 4.3            No Violation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, will not conflict with, or result in any violation or breach of or default under the Federal Stock Charter or Bylaws of Buyer.

            Section 4.4            Consents and Approvals.

            (a)            Neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, will (i) subject to the receipt of the regulatory approvals specified herein, violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Buyer or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of the Buyer pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Buyer is a party or by which any of its assets or properties are subject or bound, except for such breaches, termination rights, defaults, acceleration or cancellation right, security interest, lien, charge or encumbrance that would not, individually or in the aggregate, result in a Material Adverse Effect (as defined in Section 9.13). Except as set forth on Schedule 4.4, there are no proceedings pending or, to the knowledge of the Buyer, threatened, against the Buyer at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person or which would prevent or materially delay such consummation.

            (b)            Except as described in Schedule 4.4, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement and the transactions contemplated hereby, except (a) the filing of the Certificate of Merger under the Delaware Act, (b) the approval immediately after the Effective Time by the Board of Directors of the Surviving

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Corporation and the Buyer, its sole shareholder, of the liquidation and dissolution of the Surviving Corporation, (c) the filing of a certificate of dissolution in connection with the liquidation of the Surviving Corporation, (d) the approval by the Board of Directors of the Buyer and Liberty Banshares, Inc., its sole shareholder, of the Bank Merger, (e) the filing of tax clearance certificates in connection with each of the Merger and the liquidation of the Company, (f) such regulatory approvals as are specified herein and (g) the filing of Articles of Combination with the OTS relating to the Bank Merger.

            Section 4.5            Financial Statements. Schedule 4.5 contains a true, correct and complete copy of the unaudited consolidated financial statements of Liberty Banshares, Inc. and its subsidiaries as of September 30, 2003. The financial statements (including the related notes, where applicable) referred to in this Section which have been provided as Schedule 4.5 fairly present the financial position of Liberty Banshares, Inc. and its subsidiaries as of the dates thereof and the results of operations of Liberty Banshares, Inc. for the period then ended, in conformity with GAAP (subject to normal year-end adjustments and to the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying such consolidated financial statements accurately and fairly reflect in all material respects the transactions of Liberty Banshares, Inc. and its subsidiaries. The Buyer does not have any liabilities or obligations of a type which are required to be included in or reflected on the financial statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except (a) as and to the extent disclosed or reflected in the September 30, 2003 unaudited financial statements or in the notes thereto, (b) incurred in the ordinary course of business after the date of the September 30, 2003 unaudited financial statements or (c) expenses incurred relating to the transactions contemplated by this Agreement.

            Section 4.6            Absence of Certain Changes. Since September 30, 2003, the Buyer has not suffered any Material Adverse Effect (as defined in Section 9.13).

            Section 4.7            Litigation. There is no action, suit, claim, investigation, review or other proceeding pending by or against the Buyer or, to the knowledge of the Buyer, threatened against the Buyer or involving any of its properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity the outcome of which would reasonably be likely to have a Material Adverse Effect (as defined in Section 9.13) on the Buyer ("Buyer Proceeding"). The Buyer will notify the Company immediately in writing of any Buyer Proceeding.

            Section 4.8            Compliance with Laws. Except as set forth on Schedule 4.8, the Buyer is not in default in respect to or in violation of (i) any judgment, order, writ, injunction or decree of any court, or (ii) in any material respect, any applicable statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local, including (for purposes of illustration and not limitation) capital ratios and loan limitations of the OTS or the

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FDIC, except for any such violation or default which is not likely to have, individually or in the aggregate, a Material Adverse Effect and the consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Buyer assuming all required regulatory approvals are obtained. The Buyer has all Permits required to conduct its business as it is now being conducted, except for those Permits the absence of which are not likely to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, the Buyer is not aware of any reason relating to it why all required regulatory approvals or consents shall not be obtained relating to the transactions contemplated by this Agreement.

            Section 4.9            No Administrative Action. The Buyer is not subject to any cease and desist order, written agreement, memorandum of understanding or any other administrative action by or with any regulatory authority, or any board resolution in lieu of the foregoing, nor is any such action threatened or pending, nor has the Buyer made any commitment to any regulatory body.

            Section 4.10            Community Reinvestment Act Compliance. The Buyer is rated "satisfactory" or better by OTS in its most recent Community Reinvestment Act examination.

            Section 4.11            Financing. The Buyer has, or will have immediately prior to the Closing, sufficient funds to pay the Merger Consideration.

            Section 4.12            Representations Not Misleading. No representation or warranty by the Buyer in this Agreement nor exhibit or schedule furnished to the Company by it under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V
COVENANTS OF THE COMPANY

            Section 5.1            Affirmative Covenants of the Company. For so long as this Agreement is in effect, the Company shall, and shall cause its Subsidiaries (the Company and it Subsidiaries being sometimes collectively referred to herein as the "Acquired Companies"), from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement, to:

            (a)            operate and conduct the businesses of the Acquired Companies in the ordinary course of business and consistent with safe and sound banking practices;

            (b)            preserve intact the Acquired Companies' corporate existence and use reasonable best efforts to preserve intact the Acquired Companies' business organization, assets, licenses, permits, authorizations, and business opportunities;

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            (c)            comply with all material contractual obligations applicable to the Acquired Companies' operations;

            (d)            maintain all the Acquired Companies' properties in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Schedule 3.19 (which shall list all types of property insured by such coverages) or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are consistent with the existing insurance coverages;

            (e)            in good faith and in a timely manner (i) cooperate with the Buyer and Transitory Subsidiary in satisfying the conditions in this Agreement, (ii) assist the Buyer and Transitory Subsidiary in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for the Buyer, Transitory Subsidiary or the Company to carry out and consummate the transactions contemplated by this Agreement, including all consents, approvals and authorizations required by any agreement or understanding existing at the Closing between the Company and any governmental agency or other third party, (iii) furnish information concerning the Acquired Companies not previously provided to the Buyer required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest possible date;

            (f)            timely file with the SEC and the OTS all financial statements and other reports required to be so filed by any of the Acquired Companies and to the extent permitted by applicable law, promptly thereafter deliver to the Buyer copies of all financial statements and other reports required to be so filed;

            (g)            use reasonable best efforts to comply in all material respects with all applicable laws and regulations;

            (h)            promptly notify the Buyer upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under the Company Loan Documents and promptly notify and provide copies to the Buyer of any material written communications concerning the Company Loan Documents;

            (i)            between the date of this Agreement and Closing, promptly give written notice to the Buyer upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of the Company contained in or referred to in this Agreement to be untrue or misleading in any material respect;

            (j)            deliver to the Buyer a list (Schedule 5.1(j)), dated as of the Closing, showing (i) the name of each bank or institution where the Acquired Companies have accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes areheld and (iii) the name of each person authorized to draw thereon or have access thereto;

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            (k)            deliver to the Buyer a list (Schedule 5.1(k)), dated as of the Effective Time, showing all liabilities and obligations of the Acquired Companies, except those arising in the ordinary course of their respective businesses, incurred since the latest financial statement delivered to Buyer, certified by an officer of Company;

            (l)            shall continue to have contingency plans for cash availability and liquidity sources;

            (m)            promptly notify the Buyer of any material change or material inaccuracies in any data previously given or made available to the Buyer or Transitory Subsidiary pursuant to this Agreement;

            (n)            to the extent permitted by GAAP, the Company and its Subsidiaries shall expense in financial statement presentation prior to the Effective Time all fees, costs and expenses of the Company and its Subsidiaries that have been and are to be incurred by them as a result of the transactions contemplated under this Agreement, so that no such fees, costs and expenses of the Company and its Subsidiaries will become a financial statement expense of the Buyer after the Effective Time;

            (o)            provide reasonable access, to the extent that the Company or its Subsidiaries have the right to provide access, during normal business hours to any or all Bank Property (as defined in Section 3.23) so as to enable the Buyer to physically inspect any structure or components of any structure on such Bank Property, including without limitation, surface and subsurface testing and analyses and environmental audits or assessments that may include soil, groundwater or Toxic Substances sampling ("Environmental Investigations"); and

            (p)            make adjustments to the Bank's allowance for loan and lease losses in accordance with GAAP and regulatory requirements.

            Section 5.2            Negative Covenants of the Company. Except with the prior written consent of the Buyer (which consent with respect to subsections (l) and (m) shall not be unreasonably withheld or delayed) or as otherwise specifically permitted by this Agreement, the Company will not and will not permit the Bank, or any other Subsidiary of the Company, from the date of this Agreement to the Effective Time, to:

            (a)            make any amendment to its Certificate or Articles of Incorporation, Federal Thrift Charter or Bylaws;

            (b)            make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after notice to the Buyer;

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            (c)            make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock except for the exercise of stock options outstanding on the date hereof to purchase Shares and the acceptance of Shares for the payment of the exercise of such stock options;

            (d)            contract to create any obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with safe and sound banking practices;

            (e)            contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent) on any property of the Company or its Subsidiaries, except in the ordinary course of business and consistent with safe and sound banking practices;

            (f)            cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with safe and sound banking practices;

            (g)            sell any real estate owned as of the date of this Agreement or acquired thereafter, except for (i) real estate which qualifies as "other real estate owned" under banking principles applicable to it, and then only in the ordinary course of business and consistent with safe and sound banking practices and applicable banking laws and regulations and (ii) the sale of the former headquarters facility pursuant to that certain purchase agreement included in Schedule 3.16;

            (h)            dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

            (i)            except as set forth on Schedule 3.10 and except for regular salary increases granted in the ordinary course of business and consistent with prior practices, grant any increase in compensation or directors' fees, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any employee benefit plan or change or modify the period of vesting or retirement age for any participant of such a plan;

            (j)            declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock; provided (i) if the Closing has not occurred by April 1, 2004 and (ii) the Company is not then in default or breach of any of

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its covenants, obligations or representations and warranties under this Agreement and the Company has continually used its best efforts to timely satisfy its obligations hereunder, then the Company shall be permitted to declare and pay a one-time cash dividend in the amount of ten cents ($0.10) per Share;

            (k)            except through settlement of indebtedness, foreclosure or the exercise of creditors' remedies, in each case in connection with a debt previously contracted in good faith, acquire the capital stock or other equity securities or interest of any person;

            (l)            make any capital expenditure or a series of expenditures of a similar nature in excess of $10,000 in the aggregate;

            (m)            make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, or, except in the ordinary course of business and consistent with safe and sound banking practices, make any other tax election or settle or compromise any other federal, state, local or foreign tax liability;

            (n)            except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any contract or commitment other than in the ordinary course of business and consistent with safe and sound banking practices;

            (o)            except as contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of the Company or any of its Subsidiaries;

            (p)            issue any certificates of deposit except in the ordinary course of business and consistent with safe and sound banking practices;

            (q)            make any investments except in the ordinary course of business and consistent with safe and sound banking practices;

            (r)            modify, amend, waive or extend either the Company Loan Documents or any rights under such agreements;

            (s)            except as described in Section 3.10(o), sell, lease, sublease or contract to sell, lease or sublease any part of the Company's or its Subsidiaries' premises;

            (t)            change any fiscal year or the length thereof;

            (u)            incur any additional Company Indebtedness;

            (v)            except as otherwise permitted by this Agreement, voluntarily take any action that is intended to or expected to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time

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prior to the Effective Time or in any of the conditions set forth in this Agreement not being satisfied or in violation of any provisions of this Agreement; or

            (w)            except to the extent permitted by this Agreement, enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of the Company and its directors and its Subsidiaries under this Agreement or any related written agreement.

Nothing contained in this Section 5.2 or in Section 5.1 is intended to influence the general management or overall operations of the Company or its Subsidiaries in a manner not permitted by applicable law and the provisions thereof shall automatically be reduced in compliance therewith.

            Section 5.3            Covenants of the Buyer. Except as specifically provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Buyer shall:

            (a)            conduct its business in the regular, ordinary and usual course, consistent with past practices;

            (b)             take no action that is reasonably likely to have an adverse affect or delay the ability of the Buyer to perform its covenants or obligations in a timely basis under this Agreement;

            (c)             take no action that is reasonably likely to have an adverse affect upon or delay the ability of the Buyer to obtain any necessary approvals, consents, or waivers of any regulatory authority or third party;

            (d)             form Transitory Subsidiary as soon as practicable after receiving regulatory approval to do so and cause Transitory Subsidiary to become a party to this Agreement;

            (e)             between the date of this Agreement and Closing, promptly give written notice to the Company upon obtaining knowledge of any event or fact that would cause any of the representation or warranties of the Buyer contained in or referred to in this Agreement to be untrue or misleading in any material respect;

            (f)             promptly notify the Company of any material change or material inaccuracies in any data previously given or made available to the Company pursuant to this Agreement;

            (g)            take no voluntary action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect prior to the Effective Time or in any of the conditions set forth in this Agreement not being satisfied or in violation of any provisions of this Agreement; and

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            (h)            enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of the Buyer under this Agreement or any related agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

            Section 6.1            Access To, and Information Concerning, Properties and Records. During the pendency of the transactions contemplated hereby, the Company shall, to the extent permitted by law, give the Buyer, its legal counsel, accountants and other representatives full access, during normal business hours and upon reasonable advance notice, throughout the period prior to the Closing, to all of the Company's and its Subsidiaries' properties, books, contracts, commitments and records, permit the Buyer to make such inspections (including without limitation physical inspection of the surface and subsurface of any property thereof and any structure thereon) as they may reasonably require and furnish to the Buyer during such period all such information concerning the Company and its Subsidiaries and their affairs as the Buyer may reasonably request. All information disclosed by the Company and its Subsidiaries to the Buyer which is nonpublic shall be held confidential by the Buyer and its representatives. In the event that the Buyer is required by applicable law or valid court process to disclose such information, the Buyer shall provide the Company with prompt written notice of any such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with this Section 6.1. If in the absence of a protective order or other remedy or the receipt of a waiver, the Buyer is nonetheless, in the written opinion of counsel, legally compelled to disclose any such information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Buyer may, without liability hereunder, disclose to such tribunal only that portion of the nonpublic information which such counsel advises the Buyer it is legally required to disclose. In the event this Agreement is terminated pursuant to the provisions of Article VIII, the Buyer agrees to destroy or return to the Company all copies of such nonpublic information and shall not thereafter use any such information to any purpose whatsoever.

            Section 6.2            Filing of Regulatory Approvals. The Buyer shall promptly prepare and file and the Company shall cooperate in the preparation and filing of all notices and applications to the OTS, the FDIC and any other regulatory or governmental authorities which are necessary or which the Buyer deems appropriate to complete the transactions contemplated herein, including establishing the Transitory Subsidiary, the Merger, the liquidation of the Company into the Buyer and the merger of the Bank into the Buyer. The Buyer shall furnish copies of such notices and applications as so filed to the Company. The Buyer shall use its reasonable best efforts to make all filings with the OTS, the FDIC and any other banking regulatory authority within 20 days after the date hereof.

            Section 6.3            Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Agreement, the parties agree to use all reasonable efforts to take,

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or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement. The parties shall use their respective best efforts to obtain or cause to be obtained consents of all third parties and governmental and regulatory authorities necessary or desirable for the consummation of the transactions contemplated herein.

            Section 6.4            Operation of the Bank in the Ordinary Course of Business. Between the date hereof and the time of Closing, the business of the Company and the Bank shall be operated and conducted only in the ordinary course, including but not limited to compliance with the Bank's internal lending policy and procedures, including standards of credit worthiness, security requirements and lending limits; the Bank shall continue to accrue interest on loans and charge off loans in accordance with its past practice and in accordance with GAAP and regulatory requirements; the Bank shall continue to operate and price deposit offerings in a reasonable manner as it has done over time in the ordinary course of business; and the Company shall use its best efforts to operate and preserve the business, assets, liabilities and organization of the Bank. Without limiting the generality of the foregoing, except as specifically authorized or required in this Agreement, the Company and the Bank shall not request or accept any change in capital stock or structure and shall not, without the written consent of Buyer (which consent shall not be unreasonably withheld or delayed): incur additional borrowings from the Federal Home Loan Bank other than short term borrowings with a term not to exceed one year; hire additional personnel; acquire or dispose of material assets other than in the ordinary course of business; extend or renew loans or advance additional sums to a borrower whose loans, in whole or in part, have been classified or listed as special mention by any regulatory authority or are on the Bank's watch list; make loans other than in accordance with the Bank's current loan policies; make or commit to make any new loan or new letter of credit or any new or additional advance under any existing line of credit (other than any advance which it is obligated to make pursuant to contracts to lend money in effect on the date of this Agreement), (i) in principal amounts in excess of Ten Thousand Dollars ($10,000) for an unsecured loan, Fifty Thousand Dollars ($50,000) for a secured commercial loan and Two Hundred Thousand Dollars ($200,000) for a first-mortgage, secondary market qualified loan secured by owner-occupied residential real estate or (ii) with respect to any residential mortgage loan which does not meet the qualifications for resale on the secondary market; sell investment securities prior to maturity; or purchase investment securities, except that Buyer's consent shall not be required for the purchase of U.S. Government or U.S. Agency securities having a maturity at the time of purchase of one year or less. The Company's requests for Buyer's consent pursuant to the preceding sentence shall be made in writing or via facsimile to Russell G. Olson or James Davids as Buyer's authorized representatives (or to such other authorized representatives as Buyer may designate in writing to the Bank from time to time). If Buyer's authorized representatives shall fail to respond to any such request by the end of the third business day following receipt thereof, such request shall be deemed approved by Buyer. From and after the date of this Agreement to the date of Closing or termination of this Agreement, the Company shall cause the Bank to allow representatives of Buyer to attend all board meetings and all loan committee meetings of the Bank, but without voting rights and as observers only, and provide the Buyer reasonable prior notice thereof; provided

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such representatives shall be excluded from portions of any meeting which discuss the transactions contemplated by this Agreement, a Competing Proposal or Superior Proposal, or regulatory issues, or if, in the reasonable opinion of counsel to the Company, attendance at such portion of the meeting would adversely affect the attorney-client privilege between the Company and its counsel.

            Section 6.5            No Solicitation by the Company.

            (a)            From the date of this Agreement through the Effective Time, the Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any of its or any Company Subsidiary directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any Company Subsidiary to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Competing Proposal (as defined in Section 9.13), (ii) enter into any agreement with respect to a Competing Proposal, (iii) participate in any discussions or negotiations regarding any Competing Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any Competing Proposal; provided, however, that if, and only to the extent that (A) the approval of this Agreement by the Company's shareholders has not occurred and (B) the Board of Directors of the Company determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would or could reasonably be expected to breach the fiduciary duties of the Board of Directors of the Company under applicable law, the Company may, in response to a bona fide, written Competing Proposal not solicited in violation of this Section 6.5(a) that the Board of Directors of the Company believes in good faith constitutes a Superior Competing Proposal (as defined in Section 9.13), subject to compliance with Section 6.5(b), (1) furnish information with respect to the Company to any person making such a Superior Competing Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) on terms no more favorable to such person than the terms contained in any such agreement between the Company and the Buyer, (2) participate in discussions or negotiations regarding such a Superior Competing Proposal and (3) subject to the terms of Section 8.1(h), enter into an acquisition agreement or similar agreement (each, an "Acquisition Agreement") with respect to a Superior Competing Proposal.

            (b)            In addition to the obligations of the Company set forth in Section 6.5(a), the Company shall promptly advise the Buyer orally and in writing of any Competing Proposal or any inquiry which could lead to a Competing Proposal (including the identity of the person making or submitting such Competing Proposal or inquiry and the terms thereof) and keep the Buyer informed, on a current basis, of the continuing status thereof.

            (c)            The Company shall immediately cease and cause to be terminated any existing discussions with any person that relate to a Competing Proposal.

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            Section 6.6            Public Announcement. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the proposal contained herein will occur upon, and be determined by, the mutual consent of the Company and the Buyer.

            Section 6.7            Employee Benefit Plans.

            (a)             The employment of Randall C. Bray shall be involuntarily terminated without cause at the Effective Time and he shall thereafter perform services pursuant to the Consulting Agreement referred to in Section 7.2(l) hereof. Accordingly, it is agreed by the parties that at the Closing the Bank shall pay to Mr. Bray a change in control payment in the amount of $192,500 as provided in Section 8(a) of that certain Amended and Restated Employment Agreement by and between the Bank and Mr. Bray dated November 21, 2002 (the "Bray Employment Agreement"), subject to possible reduction thereof as set forth in Section 9 of the Bray Employment Agreement. At the Effective Time, the Buyer shall assume and honor, and become the substituted party for the Bank under, that certain Change in Control Severance Agreement by and between the Bank and Steven J. Blazek dated March 21, 2002.

            (b)            Except as otherwise provided in this Agreement, at the Effective Time, the Buyer shall be substituted for the Company and its Subsidiaries under all of the employee benefit and welfare plans and programs of the Company and its Subsidiaries as in effect immediately prior to the Effective Time; and the Buyer shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in the Company and/or its Subsidiaries with respect to each such plan or program. Except as otherwise provided herein, each such plan or program shall be continued in effect by the Buyer after the Effective Time without a termination or discontinuance thereof as a result of the transactions contemplated by this Agreement, subject to the power reserved to the Buyer to subsequently amend or terminate any such plan or program, which amendment or termination shall comply with applicable law. Except as otherwise provided herein, under no circumstances will the vested benefits of participants in any such plan or program immediately prior to the Effective time be adversely affected by consummation of the transactions contemplated by this Agreement or actions taken by the Buyer to amend or terminate such plan or program.

            (c)            At or as promptly as practicable after the Effective Time as the Buyer shall reasonably determine, the Buyer shall provide, or cause to be provided, to each continuing full time employee of the Company and its Subsidiaries (the "Continuing Employees") the opportunity to participate in the Severance Plan (as defined herein) and each other employee benefit and welfare plan maintained by the Buyer that is generally available to its full time employees on a uniform and non-discriminatory basis; provided that with respect to such plans maintained by the Buyer, Continuing Employees shall be given credit for their past service with the Company and any of its Subsidiaries, without duplication for dual service, in determining eligibility for participation and vesting in benefits thereunder, and only with respect to the Severance

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Plan and vacation plans, accrual of benefits. Continuing Employees shall not be subject to any waiting periods under the health plan of the Buyer to the extent that such periods are longer than the periods imposed under the applicable health plan of the Company or any of its Subsidiaries and the Buyer shall, or cause its health insurance carrier to, cover pre-existing conditions that were previously covered for a Continuing Employee under the health plan of the Company or any of its Subsidiaries. To the extent that the initial period of coverage for Continuing Employees under any plan of the Buyer, that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding welfare plan of the Company or any of its Subsidiaries during the balance of such 12-month period of coverage. Nothing contained herein shall obligate the Buyer to provide or cause to be provided any benefits duplicative to those provided under any benefit or welfare plan or program continued pursuant to Section 6.7(b), including extending participation in any plan which is a qualified plan relative to any period of time with respect to which allocations are made to Continuing Employees under any qualified plan maintained or sponsored by the Company or any of its Subsidiaries. Nothing herein shall alter the power of the Buyer to amend or terminate any benefit or welfare plans of the Buyer, the Company or its Subsidiaries, and subject to the foregoing provisions relating to non-duplication of benefits, any such amendment or termination shall be undertaken on a uniform and nondiscriminatory basis. Moreover, this subsection 6.7(c) shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at the Buyer.

            (d)            As promptly as practicable following the satisfaction or waiver of all conditions contained in Article VII hereof, the Company and its Subsidiaries shall have taken all necessary action to terminate and cease all contributions to their 401(k) profit sharing plans and retirement trusts (the "401(k) Plan") other than contributions accrued and owing to the 401(k) Plan and to make application to the Internal Revenue Service for determination of the tax qualification of the 401(k) Plan upon termination. The Company shall have furnished Buyer with copies of such application and copies of all resolutions and correspondence in connection with such application. The form and substance of such resolutions shall be subject to review and approval of the Buyer. The distribution of the benefits of the 401(k) plan shall be made to each 401(k) Plan participant consistent with applicable law as soon as administratively practicable after the issuance by the IRS of its determination of tax qualification of the 401(k) Plan upon termination. To the extent such distributions have not been accomplished by the Company and its Subsidiaries prior to the Closing, Buyer shall use its best efforts to permit the complete distribution of all benefits to each 401(k) Plan participant as soon as administratively practicable after the issuance by the IRS of its determination of the tax qualification of each 401(k) Plan upon termination. Prior to the Closing, the Company and its Subsidiaries shall have satisfied and discharged all of the Banks' outstanding or accrued obligations, of every kind or description, with respect to such 401(k) Plan, so that the Company and its Subsidiaries shall have no liability or obligation with respect thereto. Nothing herein shall prevent 401(k) Plan

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participants from rolling over distributions contemplated by this Section 6.7(d) into qualifying IRA accounts.

            (e)            As of the Effective Time, the Continuing Employees shall be subject to the Buyer's general severance plan a copy of which is attached hereto as Exhibit 6.7(e) (the "Severance Plan"). The Buyer shall not amend the Severance Plan in any manner that disparately and adversely effects the rights of the Continuing Employees vis a vis the Buyer's other employees.

            Section 6.8            Liquidation of the Company and Merger of the Bank. The Buyer shall cause the Company to be liquidated into the Buyer immediately after the Effective Time, and cause the Bank to be merged into the Buyer immediately thereafter. The Company agrees to cause the Bank and its other Subsidiaries to execute documents and take actions (conditioned on the Merger being effective) and otherwise cooperate with the Buyer during the time the Merger transaction is pending in order to facilitate the foregoing transactions immediately after the Effective Time and on the date thereof. Prior to the Effective Time, the Buyer shall execute and deliver and the Company shall cause the Bank to execute and deliver the Bank Merger Agreement in substantially the form attached hereto as Exhibit 6.8 (the "Bank Merger Agreement").

            Section 6.9             Stock Options.

            (a)            At the Closing, the Company shall cause each stock option to purchase Shares which is then outstanding, whether vested or unvested, under any stock option or compensation plan or arrangement of the Company to be cancelled, and in consideration of such cancellation the Company shall pay each holder of any such option at the Closing for each such option an amount in cash (less all applicable withholding taxes) equal to the product of (i) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Closing multiplied by (ii) the excess, if any, of the Merger Consideration (subject to any adjustment pursuant to Section 2.4) per Share over the applicable exercise price of such option. In no event shall the amounts payable under this Section 6.9 exceed an aggregate amount of Sixty Nine Thousand Nine Hundred Sixty One Dollars and Thirty Six Cents ($69,961.36) for all such stock options.

            (b)            Concurrently with the execution of this Agreement, the Company has (i) obtained any consents from holders of options to purchase Shares granted under the Company's stock option or compensation plans or arrangements (which consents include a covenant from such optionee not to exercise any of such optionee's options between the date hereof and the Closing) (each, an "Optionee Consent") and (ii) made any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clause (i) or (ii), are necessary to give effect to the transactions contemplated by Section 6.9(a). Notwithstanding any other provision of this Section 6.9, payment may be withheld in respect of any stock option until and unless such optionee has executed an Optionee Consent.

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            (c)            Notwithstanding anything to the contrary contained herein, this Section 6.9 shall not apply to that certain option to purchase 15,474 Shares held by Andra Black as of the date hereof.

            Section 6.10             Notification of Related Party Transactions. The Company shall notify the Buyer in writing of, and provide the Buyer a reasonable opportunity to object to, the Company or any of its Subsidiaries entering into any new transactions with Insiders or their affiliates.

            Section 6.11             Withholding. The Buyer or the Company, as applicable, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any person under Article I or Section 6.9 of this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Buyer or the Company, as applicable, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or options to acquire the Shares in respect of which the Buyer or the Company, as applicable, made such deduction and withholding.

            Section 6.12             Officers' and Directors' Insurance; Indemnification.

            (a)            For three years from and after the Effective Time, the Buyer shall maintain officers' and directors' liability insurance (the "D&O Insurance") covering the individuals who are presently covered by the current officers' and directors' liability insurance polices of the Company and its Subsidiaries with respect to actions, omissions, events, matters or circumstances occurring at or prior to the Effective Time, on terms which are at least as favorable as the terms of said current policies; provided however, in lieu thereof, Buyer may obtain, or request the Company to obtain at the expense of (and which will be paid for by) the Buyer, in either case prior to the Closing, three year tail coverage under the existing policies of the Company and its Subsidiaries; and provided, further, that officers and directors of the Company and its Subsidiaries may be required to make application and provide customary representations and warranties to the Buyer's insurance carrier for the purpose of obtaining such insurance. Notwithstanding anything to the contrary contained herein, in no event shall the Buyer be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for that amount.

            (b)             For a period of six years from and after the Effective Time, the Buyer shall indemnify the past and present officers, directors and employees of the Company and its Subsidiaries to the extent currently provided in the charter or incorporation documents and bylaws of the Company and its Subsidiaries for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing at or prior to the Effective Time, including the transactions contemplated by this Agreement.

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            (c)            In connection with the indemnification provided pursuant to Section 6.12(b), the Buyer (i) will advance expenses, promptly after statements therefor are received, to each such indemnified individual to the fullest extent permitted by law, including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such indemnified individual or multiple indemnified persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to the Buyer and (ii) will cooperate in the defense of any such matter.

            (d)            Any determination required to be made with respect to whether an indemnified individual's conduct complies with the standards for or prerequisites to indemnification under Section 6.12(b) shall be made by independent counsel selected by the Buyer (which shall not be counsel that provides any services to the Buyer or any of its subsidiaries) and reasonably acceptable to the indemnified individual, and the Buyer shall pay such counsel's fees and expenses.

            (e)            This Section 6.12 shall survive the Effective Time, is intended to benefit each indemnified individual (each of whom shall be entitled to enforce this Section against the Buyer), and shall be binding on all successors and assigns of the Buyer.

            (f)            In the event the Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer assume the obligations set forth in this Section 6.12.

            (g)            The Buyer shall pay all expenses (including attorneys' fees) that may be reasonably incurred by any indemnified individual in enforcing the indemnity and other obligations provided for in this Section 6.12 if the indemnified individual is successful in whole or any material part or if any dispute relating thereto is settled or compromised.

            Section 6.13             Termination of Employee Stock Ownership Plan. The Company shall satisfy and discharge prior to the Closing all obligations and liabilities of the Company and sponsoring employers, of every kind and description, with respect to the Company's Employee Stock Ownership Plan (the "ESOP"), including but not limited to making all contributions to the ESOP for the matching, elective deferrals and other employer contributions that had accrued during all periods before the Closing. No additional contributions shall be made by the Company or its Subsidiaries after December 31, 2003. The Company shall also take all necessary action to amend and terminate the ESOP in accordance with the following requirements:

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            (a)            The ESOP shall be amended within 30 days after the date of this Agreement to provide: (i) upon termination of the ESOP, there will be a complete distribution of the assets of the ESOP in the form of a single lump-sum cash benefit payments to the ESOP participants entitled to distribution of benefits upon such termination, with such distributions to be made within an administratively practicable time after the determination by the Internal Revenue Service of the ESOP's tax-qualification upon termination; and (ii) the ESOP's investment in additional Shares shall cease effective immediately after the approval of the Merger by the shareholders of the Company.

            (b)            The ESOP shall be formally terminated before the Closing, but coincident with or after the adoption of the above-referenced amendments to the ESOP, with such termination resulting in the distribution of the benefits of the terminated ESOP in the form of lump sum cash payments as soon as administratively practicable after the issuance by the Internal Revenue Service of its determination of the tax-qualification of the ESOP upon termination.

            (c)            The Company shall adopt before the Closing and in connection with its termination of the ESOP all additional amendments as may be necessary to maintain the tax-qualification of the ESOP upon termination.

            (d)            The Company shall before the Closing submit its application to the Internal Revenue Service pursuant to IRS Form 5310, Application for Determination for Terminating Plan, requesting the determination of the tax-qualification of the ESOP, as amended, upon termination. Such application shall disclose all amendments to the ESOP adopted by the Company pursuant to this Section 6.13 and that a complete distribution of the assets of the ESOP, including the accounts attributable to the participant's elective contributions, if any, will be made in the form of lump sum cash distributions after the determination of the ESOP's tax-qualification upon termination.

            Section 6.14             Update Disclosure. From and after the date of this Agreement until the Closing, the Company shall promptly, but not less frequently than monthly and again as of the Closing, update the Schedules to this Agreement by notice to Buyer to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided, however, that no such update shall affect the conditions to the obligation of the Buyer or Transitory Subsidiary to consummate the transactions contemplated hereby, and any and all changes reflected in any such update shall be considered in determining whether such conditions have been satisfied.

            Section 6.15             S Corporation Matters. Notwithstanding any provision of this Agreement to the contrary, immediately after the Effective Time of the Merger, the Buyer will cause the Company, the Bank and the Service Corporation each to elect to be treated as a qualified S corporation subsidiary of the Buyer for income tax purposes.

            Section 6.16             Voting Agreements. The Company shall not amend or make any modification to the Voting Agreements (as defined below).

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ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

            Section 7.1            Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

            (a)            The receipt of all required regulatory approvals in order to consummate the Merger, the liquidation of the Company into the Buyer and the merger of the Bank into the Buyer shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. No such regulatory approval shall contain a non-customary condition that the Buyer reasonably determines to be unduly burdensome.

            (b)            The Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction.

            (c)            The adoption of this Agreement by the Company's shareholders entitled to vote at the Shareholders' Meeting by the Required Vote.

            Section 7.2            Conditions to the Obligations of the Buyer and Transitory Subsidiary to Effect the Merger. The obligations of the Buyer and Transitory Subsidiary to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

            (a)            All representations and warranties of the Company shall have been true and correct in all respects as of the date this Agreement.

            (b)             All representations and warranties of the Company shall be true and correct in all respects as of the Closing as if made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on the Company; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

            (c)            The Company shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Closing.

            (d)            There shall not have occurred a Material Adverse Effect with respect to the Company or its Subsidiaries.

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            (e)            The directors of the Company other than Harry A. Winegar and William T. Nassif shall have executed and delivered to the Company written voting agreements in the form of Exhibit 7.2(e) attached hereto (the "Voting Agreements") prior to the mailing of the Proxy Statement.

            (f)            The directors of the Company and its Subsidiaries shall have delivered to the Buyer an instrument in the form of Exhibit 7.2(f) attached hereto dated the Effective Time releasing the Company and its Subsidiaries from any and all claims of such directors (except as to their deposit accounts and subject to Section 6.12) and shall have delivered to the Buyer their resignations as directors of the Company and its Subsidiaries.

            (g)            The Nonsolicitation Agreements between Buyer and the directors of the Company dated the date of this Agreement, copies of which are attached to this Agreement as Exhibit 7.2(g), shall remain in effect as of the Effective Time of the Merger.

            (h)            The Company shall have timely delivered to Buyer the Calculation of Stockholders' Equity and the Consolidated Stockholders' Equity (as defined in Section 9.13) reflected on the Calculation of Stockholders' Equity shall be no less than Thirteen Million Two Hundred Seventy Five Thousand Dollars ($13,275,000).

            (i)            The Buyer shall have received a certificate in form and substance reasonably acceptable to the Buyer dated the date of the Closing executed by the Chairman of the Board of the Company and by the Chairman of the Board of its Subsidiaries, and the Chief Financial Officer of the Company and its Subsidiaries, respectively, certifying, based upon their best knowledge, in such reasonable detail as the Buyer may reasonably request, to the effect described in Sections 7.2(a), (b), (c) and (h).

            (j)            The findings of the Environmental Investigations conducted at the Bank Property (as indicated in the final written report on such findings as delivered to the Buyer (the "Final Report")) shall not have identified any fact, condition or occurrence that, in the written good faith estimate of the third party consultant performing the Environmental Investigations, will or could reasonably be expected to result in related environmental costs or expenses in excess of $100,000 in the aggregate assuming that the transactions contemplated hereby are consummated. The amount of such environmental costs and expenses as estimated in the Final Report shall hereinafter be referred to as the "Identified Environmental Liabilities." In the event that the Identified Environmental Liabilities exceed $100,000, the Buyer shall have 10 business days following the Buyer's receipt of the Final Report to terminate this Agreement by providing written notice of such termination to the Company. If such notice of termination is not provided to the Company within such 10 business day period, this closing condition shall be deemed to have been waived by the Buyer and Transitory Subsidiary.

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            (k)            The Company shall have satisfied all accrued obligations and liabilities to the ESOP as required by Section 6.13; the ESOP shall have been amended and terminated in accordance with the requirements set forth in Section 6.13; the Company shall have submitted Form 5310, Application for Determination for Terminating Plan, requesting the determination of the ESOP's tax-qualification upon termination; and the Company shall have furnished to the Buyer satisfactory evidence of the foregoing.

            (l)            The Consulting Agreement and Agreement Not to Compete between Buyer, Greyhawk Partners and Randall C. Bray dated the date of this Agreement, a copy of which is attached to this Agreement as Exhibit 7.2(l), shall remain in effect as of the Effective Time of the Merger unless Randall C. Bray shall die or become disabled prior thereto.

            Section 7.3            Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

            (a)            All representations and warranties of the Buyer shall have been true and correct in all respects as of the date this Agreement.

            (b)             All representations and warranties of the Buyer shall be true and correct in all respects as of the Closing as if made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on the Buyer; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

            (c)            The Buyer and Transitory Subsidiary shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by either of them prior to the Closing.

            (d)            The Company shall have received a certificate in form and substance reasonably acceptable to the Company dated the date of the Closing executed by the Chairman of the Board of the Buyer and Transitory Subsidiary, and the Chief Financial Officer of the Buyer, respectively, certifying, based upon their best knowledge, in such detail as the Company may reasonably request, to the effect described in Sections 7.3(a), (b) and (c).

            (e)            The Calculation of Stockholders' Equity and the Consolidated Stockholders' Equity (as defined in Section 9.13) reflected on the Calculation of Stockholders' Equity shall be no less than Thirteen Million Two Hundred Seventy Five Thousand Dollars ($13,275,000). This condition shall be deemed to have been waived

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by the Company unless, within two (2) business days of receipt from the Buyer of its written waiver of the condition contained in Section 7.2(h) hereof, the Company has (i) reimbursed Buyer by wire transfer of $100,000 in immediately available funds to an account designated by the Buyer for its reasonable expenses incurred in connection with this Agreement and the transactions contemplated herein and (ii) within one (1) business day of receipt from Buyer of a statement of Buyer's reasonable expenses incurred in connection with this Agreement and the transactions contemplated herein, reimbursed Buyer by wire transfer in immediately available funds to an account designated by the Buyer for such reasonable expenses in an amount up to $150,000 (less all amounts paid pursuant to clause (i) above).

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER

            Section 8.1            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

            (a)            by mutual consent of the Buyer and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

            (b)            by either the Buyer or the Company (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the non-breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

            (c)            by either the Buyer or the Company (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

            (d)            by either the Buyer or the Company if the Merger shall not have been consummated on or before eight months after the date of this Agreement, unless the failure of the Closing to occur by such date shall be due either (i) the breach of any of the representations and warranties of the party seeking to terminate this Agreement or

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(ii) the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

            (e)            by either the Buyer or the Company upon written notice to the other party 30 days after the date on which any request or application for any required regulatory approval shall have been denied, unless within the 30-day period following such denial the parties agree to file, and have filed with the applicable governmental entity, a petition for rehearing or an amended application; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

            (f)            by either the Buyer or the Company (provided that, in the case of the Company, it is not in material breach of its obligations under Section 2.1 hereof) if the approval of the shareholders of the Company hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

            (g)            by the Buyer if (i) the Board of Directors of the Company, for any reason, fails to call and hold the Shareholders' Meeting to consider the adoption of this Agreement within 45 days after the Proxy Statement is cleared by the SEC; (ii) the Board of Directors of the Company does not publicly recommend in the Proxy Statement that the Company's shareholders adopt this Agreement; (iii) the Board of Directors of the Company fails to reaffirm its recommendation in favor of the adoption of this Agreement within 5 days after the Buyer requests in writing that such recommendation be reaffirmed; (iv) after recommending in the Proxy Statement that such shareholders adopt this Agreement, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any manner adverse to the Buyer; or (v) the Board of Directors of the Company shall have authorized, recommended, or publicly announced its intention to authorize, recommend or to engage in any Competing Proposal;

            (h)            by the Company, at any time prior to the meeting of the shareholders of the Company contemplated by Section 2.1 hereof, in order to concurrently enter into an Acquisition Agreement with respect to a Superior Competing Proposal which has been received and considered by the Company and the Board of Directors of the Company in compliance with Section 6.6 hereof; provided, however, that this Agreement may be terminated by the Company pursuant to this Section 8.1(h) only after the fifth business day following the Buyer's receipt of written notice from the Company advising the Buyer that the Company is prepared to enter into an Acquisition Agreement with respect to a Superior Competing Proposal, and only if, during such five business day period the Buyer does not, in its sole discretion, make an offer to the Company that the Board of Directors of the Company determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Competing Proposal; or

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            (i)            by the Buyer, if (i), at the Shareholders' Meeting (or any adjournment or postponement thereof), any of the parties to the Voting Agreements have not voted all shares of Company Common Stock covered by such agreements in favor of the adoption of this Agreement or (ii) any of the parties to the Voting Agreements materially breach any of the terms thereof.

            Section 8.2            Effect of Termination; Breakup Fee

            (a)            In the event of termination of this Agreement by either the Buyer or the Company as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) as set forth in this Section 8.2 and Section 9.1, which shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement. Termination of this Agreement by any party for any reason shall not have any effect on the confidentiality agreement between the Company and the Buyer dated April 3, 2003 (the "Confidentiality Agreement") and the confidentiality obligations of the Buyer under Section 6.1 shall survive such termination.

            (b)            In recognition of the efforts, expenses and other opportunities foregone by the Buyer while structuring and pursuing the Merger, the parties hereto agree that the Company shall pay to the Buyer a termination fee of $500,000 in the manner set forth below, and shall reimburse the Buyer for reasonable expenses incurred in connection with this Agreement and the transactions contemplated herein in an amount up to $150,000, if:

                        (i)            this Agreement is terminated (1) by the Buyer pursuant to Section 8.1(g) or Section 8.1(i) or (2) by the Company under Section 8.1(h);

                        (ii)            (1) this Agreement is terminated by the Buyer pursuant to Section 8.1(c) and a Competing Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of the Company or the Company's Board of Directors (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make a Competing Proposal) at any time after the date of this Agreement and prior to the date of termination of this Agreement, and (2) within 12 months after such termination of this Agreement, the Company or a Subsidiary of the Company enters into any agreement with respect to, or consummates, a transaction which is the subject of a Competing Proposal; or

                        (iii)            (1) this Agreement is terminated by either the Buyer or the Company pursuant to Section 8.1(f) and a Competing Proposal providing for aggregate merger consideration equal to or in excess of the Merger Consideration shall have been publicly announced at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of the Company contemplated by this Agreement at the Special Meeting, and (2) within 12 months after such

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termination of this Agreement, the Company or a Subsidiary of the Company enters into any agreement with respect to, or consummates, a transaction which is the subject of a Competing Proposal.

            Any amount that becomes payable pursuant to this Section 8.2(b) shall be paid within two (2) business days thereafter by wire transfer of immediately available funds to an account designated by the Buyer.

            (c)            The Company and the Buyer agree that the agreement contained in paragraph (b) of this Section 8.2 is an integral part of the transactions contemplated by this Agreement, that without such agreement the Buyer would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by the Company. If the Company fails to pay the Buyer the amounts due under paragraph (b) above within the time periods specified therein, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the Buyer in connection with any action in which the Buyer prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

            8.3            Amendment. The parties hereto hereby agree to enter into an amendment of this Agreement for the purpose of adding Transitory Subsidiary as a party hereto as soon as practicable after the Buyer receives all required regulatory approval to do so, which amendment shall be made prior to any submission of this Agreement to shareholders of the Company for their approval. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which by law requires further approval of the shareholders of the Company without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            8.4            Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant,

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agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
MISCELLANEOUS

            Section 9.1             Expenses. Except with respect to tail insurance coverage as provided in Section 6.12(a), all costs and expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, attorneys' fees, accountants' fees, other professional fees and costs related to expenses of officers and directors of the Company and its Subsidiaries, shall be paid by the party incurring such costs and expenses. Each party hereto hereby agrees to and shall indemnify the other parties hereto against any liability arising from any such fee or payment incurred by such party.

            Section 9.2             Brokers and Finders. Other than Keefe, Bruyette & Woods, Inc., which has been engaged by the Company and at its sole expense as described on Schedule 3.38 attached to this Agreement, all negotiations on behalf of the Buyer and the Company relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against the Buyer, Transitory Subsidiary, the Company or its Subsidiaries for financial advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby.

            Section 9.3             Entire Agreement; Assignment. This Agreement together with the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that the Buyer may assign its rights and obligations or those of Transitory Subsidiary to any direct or indirect, wholly-owned, subsidiary of the Buyer or its holding company, Liberty Banshares, Inc., but no such assignment shall relieve the Buyer of its obligations hereunder.

            Section 9.4             Further Assurances. From time to time as and when requested by the Buyer or its successors or assigns, the Company, the officers and directors of the Company, or its Subsidiaries, shall execute and deliver such further agreements, documents, deeds, certificates and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise the Company's or its Subsidiaries' title to and possession of, all of their respective property, interests, assets, rights, privileges, immunities, powers, franchises and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

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            Section 9.5             Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

            Section 9.6             Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

            Section 9.7             Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if in person, by cable, telegram or telex or by telecopy, or five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

            if to the Buyer or Transitory Subsidiary:

            Russell G. Olson, President
            Liberty Bank, F.S.B.
            6400 Westown Parkway
            West Des Moines IA 50266
            Facsimile: 515/457-6363

            with a copy (which shall not constitute notice) to:

            John S. Zeilinger, Esq.
            Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP
            1500 Woodmen Tower
            Omaha NE 68102
            Facsimile: 402/231-8556

            if to the Company:

            Randall C. Bray, Chairman of the Board and President
            StateFed Financial Corporation
            13525 University Ave.
            Clive IA 50325
            Facsimile: 515/223-7227

            with a copy (which shall not constitute notice) to:

            Martin L. Meyrowitz, Esq.
            Silver, Freedman, & Taff, L.L.P.
            1700 Wisconsin Ave. N.W.
            Washington, D.C. 20007
            Facsimile: 202/337-5502

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or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

            Section 9.8             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            Section 9.9             Descriptive Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference to be to a Section of or a Schedule or Exhibit to this Agreement unless otherwise indicated.

            Section 9.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in this Agreement, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            Section 9.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            Section 9.12 Incorporation by References. Any and all Schedules, Exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

            Section 9.13 Certain Definitions.

            "Material Adverse Effect" shall mean (A) with respect to the Company, a material adverse effect on (i) the business, results of operations or financial condition of the Company and the Company's Subsidiaries taken as a whole, or (ii) the ability of the Company or the Bank to timely consummate the transactions contemplated hereby; and (B) with respect to the Buyer, a material adverse effect on the ability of the Buyer to timely consummate the transactions contemplated hereby; provided however, that Material Adverse Effect with respect to the Company shall not be deemed to include for purposes of clause (A)(i) the impact of (1) changes in banking and similar laws of general applicability or interpretations thereof by governmental or regulatory authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (2) changes in GAAP or regulatory accounting requirements applicable to thrifts and their holding companies generally, (3) changes resulting from transaction expenses, including legal, accounting and investment banking or brokers' fees incurred in

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connection with this Agreement and the transactions contemplated hereby, (4) actions or omissions of the Company or any of its Subsidiaries taken with the prior written consent of the Buyer or as permitted by this Agreement, (5) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees of the Company and its Subsidiaries under employment contracts, employee benefit plans, severance agreements or other arrangements in existence as of the date hereof, (6) the cash-out of stock options as contemplated by Section 6.9, (7) any adjustments pursuant to FAS 115 and (8) any conforming entries pursuant to Section 9.15 hereof.

            "Consolidated Stockholders' Equity" when used with respect to the Company shall mean the Company's (and its Subsidiaries') consolidated stockholders' equity as of the last day of the calendar month next preceding the Closing determined in accordance with GAAP, except that (i) the Company shall have expensed (or established appropriate accruals) for all third party transaction costs relating to this Agreement and the Merger without taking into account any deduction therefor for federal and state income tax purposes, including but not limited to, the Merger Fees for attorneys, accountants and investment bankers or brokers of the Company, (ii) no adjustment will be taken for unrealized losses or gains under FAS 115; (iii) no deduction or accrual will be taken for severance or change in control payments or benefits contemplated by this Agreement; (iv) no adjustment will be taken for the cash-out of stock options under Section 6.9 or the exercise of options; and (v) no adjustments will be made for conforming entries pursuant to Section 9.15 hereof.

            "Competing Proposal" shall mean any of the following involving the Company or the Bank: any proposal or offer from any person relating to any direct or indirect acquisition or purchase by such person of the Company, the Bank or any assets of the Company or its Subsidiaries that constitute 15% or more of assets of the Company and its Subsidiaries, taken as a whole; 15% or more of any class of equity securities of the Company or the Bank; any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or the Bank; or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Bank, other than the transactions contemplated by this Agreement.

            "Superior Competing Proposal" shall mean any of the following involving the Company or its Subsidiaries: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company's common stock then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the opinion of Keefe, Bruyette & Woods, Inc. or another financial advisor of nationally recognized reputation) to be more favorable to its shareholders than the Merger and for which financing, to the extent required, is then committed or which if not committed is, in the

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good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.

            Section 9.14             Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

            Section 9.15             Conforming Entries and Loan Loss Reserve. Following the satisfaction or waiver of all conditions contained in Article VII hereof, subsequent to the last day of the Preceding Month and prior to the Closing Date, the Company and/or the Bank shall have established and taken such reserves and accruals as Buyer shall request to conform the Company's and the Bank's loan, accrual and reserve policies to Buyer's policies and to establish and take such accruals, reserves and charges in order to implement such policies with respect to excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses and restructuring charges related to or to be incurred in connection with the transactions contemplated by this Agreement, in each case at such times as are requested by Buyer; provided, however, that any such conforming entries shall not (i) affect the amount of the Merger Consideration or the determination of any adjustments thereto pursuant to Section 2.4 of this Agreement or (ii) be used to determine the calculation of Consolidated Stockholders' Equity or whether there has been a Material Adverse Effect with respect to the Company; and provided further that all such conforming entries shall be made in accordance with GAAP.

[SIGNATURE PAGE FOLLOWS]

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            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

LIBERTY BANK, F.S.B.

By:	/s/ Russell G. Olson
Russell G. Olson, President

STATEFED FINANCIAL CORPORATION

By:	/s/ Randall C. Bray
Randall C. Bray, Chairman of the Board
and President

End